AGREEMENT AND PLAN OF MERGER

by and among

C$ cMONEY, INC.,
a Delaware corporation,

BONFIRE PRODUCTIONS, INC.,
a Nevada corporation,

C$ cMONEY ACQUISITION, INC.,
a Delaware corporation,

and Tim C. DeHerrera

April 7, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 7, 2010 (the “Execution Date”), is entered into by and among C$ cMONEY, INC., a Delaware corporation (“C$ cMoney”), BONFIRE PRODUCTIONS, INC., a Nevada corporation (“Parent”), C$ cMONEY ACQUISITION, INC., a Delaware corporation, which is a wholly owned Subsidiary of Parent (“Merger Sub”) and Tim C. DeHerrera, an individual (“Parent Shareholder”).

WHEREAS, Parent is the sole shareholder of Merger Sub; and

WHEREAS, the Parent, as the sole shareholder of Merger Sub, and the boards of directors of each of Merger Sub and C$ cMoney (each ja “Board”) have, pursuant to the Laws of their respective states of organization, declared that this Agreement is advisable, fair and in the best interests of their respective shareholders, and have approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into C$ cMoney in exchange for shares of Parent Common Stock (the “Merger”);

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquired Entity” means any of C$ cMoney or any Subsidiaries and “Acquired Entities” means C$ cMoney and any Subsidiaries, collectively.

“Current SEC Reports” means the following SEC Reports of Parent: Annual Report on Form 10-K for the fiscal year ended June 30, 2009; Quarterly Report on Form 1 0-Q for the fiscal quarter ended September 30, 2009; and Quarterly Report on Form 1 0-Q for the fiscal quarter ended December 31, 2009.

“Employee Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other employee benefit plans, policies, agreements or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements for the benefit of any current or former employees, officers, directors or managers of a Person. For the avoidance of doubt, “Employee Benefit Plans” do not include employee agreements.

“Environmental Law” means any Law of any Governmental Authority in effect as of the Execution Date relating to pollution or protection of the environment, including Laws related to emissions, discharges, releases, or threatened releases of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time.

“Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality.

“Hazardous Substances” means any substance, waste, contaminant, pollutant or material defined or regulated as toxic or as a pollutant, contaminant or waste, or words of similar meaning including petroleum or petroleum products, under any Environmental Law.

“Immediate Family” with respect to a specified natural Person, means such Person’s spouse, parents and children, including adoptive relationships and relationships through marriage.

“Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practices); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (h) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Insolvent” means, with respect to any Person: (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities as they come due; (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature; or (d) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, patent term extensions, supplementary protection certificates, market or data exclusivities, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

“Knowledge,” with respect to: (a) C$ cMoney and/or the Acquired Entities, means the actual and imputed knowledge of Jennifer Pharris; and (b) Parent, means the actual and imputed knowledge of Tim C. DeHerrera; provided, that for purposes hereof, “imputed knowledge” means, with respect to any individual, the knowledge that an individual holding a similar office or position as such individual would reasonably be expected to have after a reasonable inquiry.

“Law” means any federal, state or local law, statute, rule, regulation, judgment, decree, injunction, order, ordinance, code, regulation, arbitration award or other legally enforceable requirement of or by any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.

“Material Adverse Effect” means a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings, prospects or business of the Person affected or the ability of any Person to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a “Material Adverse Effect” on or with respect to the Person affected: (a) any adverse change or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally; (b) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or of the transactions contemplated hereby; or (c) the taking of any action contemplated by this Agreement and other agreements contemplated hereby. All references in this Agreement to a “Material Adverse Effect on C$ cMoney” shall mean a Material Adverse Effect on C$ cMoney and its Subsidiaries, taken as a whole and a “Material Adverse Effect on Parent” shall mean a Material Adverse Effect on Parent and Merger Sub, taken as a whole.

“Organizational Documents” means the certificate of incorporation or articles of incorporation, as amended and/or restated, bylaws, as amended and/or restated and/or other organizational or governing documents of a Person, as the case may be, as each may be amended from time to time.

“OTCBB” means the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc.

“Parent Common Stock” means the common stock of Parent.

“Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships and other entities and Governmental Authorities or any department or agency thereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition) by or before any Governmental Authority or arbitrator.

“SEC” means the U.S. Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other entity of which a Person, either alone or together with one or more other Subsidiaries: (a) directly or indirectly owns or controls securities or other interests representing more than fifty (50%) of the voting power of such entity; or (b) is entitled, by contract or otherwise, to elect, appoint or designate managers or directors constituting a majority of the managers or members of such entity’s board of directors or other governing body.

“Tax” or “Taxes” means all taxes of any kind, and fees or other assessments in the nature of taxes, imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Tax” or “Taxes” includes, without limitation, all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties. “Tax” or “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

“Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

“C$ cMoney Common Stock” means the Common Stock of C$ cMoney.

“Transaction Expenses” means all out-of-pocket fees and expenses (including legal and accounting fees and expenses) with respect to this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses relating to the preparation and filing of the Transaction Form 8-K.

“Delaware Act” means the Delaware General Corporation Law.

ARTICLE II

THE MERGER

2.1 Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the provisions of the Delaware Act, Merger Sub shall be merged with and into C$ cMoney. C$ cMoney shall continue as the surviving entity (the “Surviving Entity”) and the separate existence of Merger Sub shall cease.

2.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barsalou & Associates, P.C., in Houston, Texas on April 12, 2010, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, but subject to the fulfillment or waiver of those conditions) or such other date as the parties may mutually determine (the “Closing Date”). C$ cMoney shall have the unilateral right to extend the Closing Date up to and including April 30, 2010.

2.3 Effective Time. Prior to the Closing, Parent, Merger Sub and C$ cMoney shall prepare, and, on the Closing Date, C$ cMoney shall file with the Delaware Division of Corporations (the “Division”), Articles of Merger (the “Articles of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the Delaware Act and shall make all other filings or recordings required under the Delaware Act to effect the Merger. The Merger shall become effective at such time as the Articles of Merger are filed with the Division on the Closing Date, or such other time and/or date specified in the Articles of Merger (the “Effective Time.”)

2.4 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of C$ cMoney and Merger Sub shall vest in the Surviving Entity.

2.5 Articles of Incorporation and Bylaws of the Surviving Entity.

(a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or C$ cMoney, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with the Delaware Act.

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or C$ cMoney, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with the Delaware Act and the Articles of Incorporation of the Surviving Entity.

2.6 Directors and Officers of the Surviving Entity. The initial director and officer of the Surviving Entity shall be Jennifer Pharris, until her successor is duly elected or appointed and qualified.

ARTICLE III

TRANSFER OF SECURITIES

3.1 Conversion of Shares in the Merger. Subject to the provisions of this Article III, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or C$ cMoney, or any of the shareholders of any of the foregoing, the outstanding securities of C$ cMoney and Merger Sub shall be converted as follows:

(a) C$ cMoney Common Stock. As soon as practicable after the Effective Time, each record holder of C$ cMoney Common Stock shall assign such stock to Parent and no consideration shall be delivered in exchange therefor.

(b) Reserved.

(c) Merger Sub Shares. Each share of common stock, par value 5.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, C$ cMoney or Merger Sub, be converted into and represent the right to receive one (1) validly issued, fully paid and nonassessable share of the common stock, par value $ .001 per share, of the Surviving Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF C$ cMoney

Except as set forth on the Disclosure Schedule delivered to Parent in connection with this Agreement, C$ cMoney represents and warrants to Parent as follows, each of which is true and correct in all material respects at the Closing, and which shall survive the Closing for the time period set forth in Article VII:

4.1 Organization and Standing. C$ cMoney is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. C$ cMoney has the requisite corporate authority to own and operate its properties and assets, and to carry on its business as currently conducted. C$ cMoney is presently qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on C$ cMoney. True and accurate copies of the C$ cMoney Organizational Documents, each as in effect as of and at the Closing, have been delivered to Parent.

4.2 Corporate Power. C$ cMoney has all requisite corporate power and authority to execute and deliver this Agreement (and other agreements contemplated hereby) and to carry out and perform its other obligations hereunder.

4.3 Authorization. All corporate action on the part of C$ cMoney and its shareholders, as applicable, necessary for: (a) the authorization, execution and delivery of this Agreement; and (b) the performance of C$ cMoney’s obligations hereunder, has been taken. This Agreement has been duly executed by C$ cMoney and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of C$ cMoney, except: (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

4.4 Subsidiaries. C$ cMoney does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

4.5 Noncontravention. The execution and delivery of this Agreement by C$ cMoney, and C$ cMoney’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not: (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the C$ cMoney Organizational Documents; (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any C$ cMoney Material Agreement; (c) require any consent or waiver under any C$ cMoney Material Agreement (other than any consents or waivers that have been obtained); (d) conflict with or violate in any material respect any Law applicable to the Acquired Entities or by which any property or asset of the Acquired Entities is bound or affected; (e) result in the creation of any Lien upon any of the properties or assets of any Acquired Entity (other than Permitted Liens); (f) trigger any right of cancellation, termination or acceleration under any C$ cMoney Material Agreement; (g) create any right of payment (in cash, equity securities or other property) in any other Person; or (h) result in a Material Adverse Effect on C$ cMoney.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Current SEC Reports, Parent, Merger Sub and Parent Shareholder jointly and severally represent and warrant to C$ cMoney as follows, each of which is true and correct in all material respects at the Closing, and which shall survive the Closing for the time period set forth in Article VII. Unless the context otherwise requires, references in this Article V to “Parent” shall be treated as a reference to Parent and Merger Sub, taken as a whole.

5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. True and accurate copies of Parent’s and Merger Sub’s Organizational Documents, each as in effect as of the Closing, have been delivered to C$ cMoney.

5.2 Corporate Power. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement (and other agreements contemplated hereby) and to carry out and perform its other obligations hereunder.

5.3 Authorization. All corporate action on the part of each of Parent and Merger Sub, and their respective Boards of Directors and shareholders, as applicable, necessary for the: (a) due authorization, execution and delivery of this Agreement; and (b) performance of all obligations of Parent and Merger Sub hereunder has been taken. The approval of Parent’s shareholders is not required for approval and adoption of this Agreement. This Agreement has been duly executed by each of Parent, Merger Sub and Parent Shareholder, and assuming the due authorization, execution and delivery by C$ cMoney, constitutes and will constitute a valid and legally binding obligation of each of Parent, Merger Sub and Parent Shareholder, except: (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

5.4 Authorized Securities. The shares of Parent Common Stock issuable pursuant to Article III of this Agreement (the “Merger Shares”) have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of shareholders.

5.5 Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub, and Parent and Merger Sub’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not: (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Parent or Merger Sub Organizational Documents; (b) conflict with or violate in any material respect any Law applicable to Parent or Merger Sub; (c) create any right of payment (in cash, equity securities or other property) in any other Person; or (d) result in a Material Adverse Effect on Parent or Merger Sub.

5.6 Capitalization. The authorized capital stock of Parent consists of 65,033,320 shares of Parent Common Stock, 63,990,161 of which are issued and outstanding. The Parent Common Stock has the rights, preferences, privileges and restrictions set forth in the Parent Organizational Documents and under the Laws of the State of Nevada. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws. The issued and outstanding shares of Parent Common Stock were not issued in violation of the preemptive rights of any Person or any agreement by which Parent was bound at the time of issuance. The Parent Common Stock constitutes the only class of equity securities of Parent registered under the Exchange Act.

5.7 SEC Reports; Financial Statements. Parent has duly filed all required registration statements, reports, certifications, schedules, forms, statements and other documents (including amendments, supplements, exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, from the date Parent became obligated to make such filings (the foregoing materials (together with any materials filed by Parent under the Securities Act or the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. At the time filed (and, in the case of registration statements, proxy statements and information statements, at the dates of effectiveness and mailing, respectively): (a) the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as the case may be; and (b) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent (including the related notes) included in the SEC Reports at the time filed (and, in the case of registration statements and proxy statements, at the dates of effectiveness and mailing, respectively) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at such time. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which Parent or Merger Sub was a party or to which the property or assets of Parent or the Merger Sub were subject are included as part of or specifically identified in the SEC Reports.

5.8 Compliance with Laws. Neither Parent nor Merger Sub is in material violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. Neither Parent nor Merger Sub is in material violation of any provision of any Law.

5.9 Litigation. There is no material Proceeding pending or, to Parent’s Knowledge, threatened against or affecting Parent, Merger Sub or any of their respective properties or rights before any court or arbitrator or by or before any other Governmental Authority, including, without limitation, any Proceeding relating to or affecting any of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no Proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate.

5.10 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except: (a) the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the shares of Parent Common Stock under applicable federal and state securities Laws; and (b) the filing of the Articles of Merger with the Division.

5.11 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

5.12 Brokers or Finders. Neither Parent nor Merger Sub has engaged any brokers, finders or agents, and Parent and Merger Sub have not incurred, and will not incur, directly or indirectly, as a result of any action taken by Parent, Merger Sub or any of their affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

5.13 Tax Returns and Payments. Except for matters that would not individually or in the aggregate have a Material Adverse Effect: (a) all Tax Returns required to have been filed by Parent and each Subsidiary of Parent, have been timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods; (b) all Taxes shown to be payable on such Tax Returns have been paid when due or, if not yet due, will be timely paid; (c) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against Parent or any Subsidiary of Parent that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any assets of Parent or any Subsidiary of Parent (other than Permitted Encumbrances); and (e) all Tax Returns filed are true and complete in all material respects and accurately reflect the liability of the Taxes of Parent and each Subsidiary of Parent, as the case may be.

5.14 Employee Benefit Plans. Parent and Merger Sub do not sponsor, maintain or contribute to any Employee Benefit Plans.

5.15 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Parent and: (a) any executive officer or director of Parent or any member of any such Person’s Immediate Family; (b) any shareholder of Parent or member of any such Person’s Immediate Family; or (c) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (a), (b) or (c), a “Parent Related Person”). No Parent Related Person has any direct or indirect ownership interest in any Person with which Parent has a business relationship, or any Person that competes with Parent, except in connection with the ownership of stock of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other equity securities of any such company). No Parent Related Person has, directly or indirectly, any financial interest in any Parent Material Agreement (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Parent or employment by Parent). Parent is not a guarantor or indemnitor of any Indebtedness of any other Person.

5.16 Environmental Laws. Parent is in compliance in all material respects with all applicable Environmental Laws. There is no environmental litigation or other environmental Proceeding pending or, to Parent’s or Parent Shareholder’s Knowledge, threatened by any Governmental Authority or others with respect to the business of the Acquired Entities. To Parent’s and Parent Shareholder’s Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by any Acquired Entity or that may otherwise materially and adversely affect Parent. To Parent’s and Parent Shareholder’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Parent or Parent Shareholder in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by Parent or that may otherwise be expected to have a Material Adverse Effect on Parent.

5.17 No Assets; No Liabilities. Notwithstanding any disclosure in the SEC Reports, Parent will not own immediately prior to the Effective Time, any assets of any kind or nature (including, without limitation, tangible and intangible, personal and real property). Parent is not involved in the operation of any business or property and has not been involved in the operation of any business or property at any time since June 30, 2009. Notwithstanding any disclosure in the SEC Reports, Parent will not have immediately prior to the Effective Time, any direct or indirect liability, Indebtedness or obligation of any kind or nature (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).

5.18 Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets of any kind or nature (including, without limitation, tangible and intangible, personal and real property) other than minimal paid-in capital and has no liabilities or obligations of any kind or character whatsoever (including, without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).

5.19 Trading Matters. The Parent Common Stock was previously quoted on the OTCBB under the symbol “BNFR,” and lost its listing due the failure to timely file its Form 10-Q quarterly reports with the SEC. Parent is otherwise in compliance in all material respects with all rules and regulations of the OTCBB applicable to it and the Parent Common Stock. There is no action or Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq Stock Market, Inc. or FINRA with respect to any intention by such entities to prohibit the quotation of any such securities on the OTCBB in the future. Following the execution of this Agreement and prior to the closing, Parent will file it’s Form 1 0-Q reports with the SEC and cause all necessary filings with FINRA pursuant to SEC Rule 15c2-11 to resume trading on the OTCBB.

5.20 Disclosure. No representation or warranty of Parent, Merger Sub and/or Parent Shareholder in this Article V, or in any certificate furnished or to be furnished by Parent, Merger Sub and/or Parent Shareholder to C$ cMoney pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Reserved.

6.2 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger, as well as under regulations of or as required by the OTCBB and such Governmental Authorities as may require the filing of such other filings. C$ cMoney will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is necessary to accurately complete such filings in a timely manner.

6.3 Parent Directors. Parent shall take such actions as may be required to cause: (a) the resignation and removal of the current members of its Board; (b) the authorized number of directors on Parent’s Board to be set at five (5); and (c) the election or appointment of the Director Nominees as the members of Parent’s Board, each of the foregoing actions in this Section 6.03 to be effective as of the Effective Time, or, if later, the earliest date consistent with Law. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of shareholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means the current members of the C$ cMoney Board as of the Effective Time.

6.4 Parent Officers. Parent shall take such actions as may be required to cause the resignation or removal of Parent’s current officers and the election of C$ cMoney’s officers as Parent’s officers, each of the foregoing actions in this Section 6.4 to be effective as of the Effective Time.

6.5 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to the Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including, without limitation: (a) obtaining from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary or may be required for or as a result of the consummation of the transactions contemplated by this Agreement; and (b) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement or the transactions contemplated hereby required under applicable Law. Each of the parties shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. In connection therewith, if any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the parties decide that litigation is in their best interests, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or Proceeding and to have vacated, lifted, reversed, or overturned any order that is in effect and that prohibits, prevents or restricts consummation of such transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

6.6 Notices and Consents. Each of Parent, Merger Sub and C$ cMoney will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents required pursuant to any Laws in connection with the Merger and the transaction contemplated hereby.

6.7 Reserved.

6.8 Post-Closing Restructuring. Immediately after the Effective Time, Parent shall cause the Surviving Entity to be merged with and into Parent, with Parent as the surviving entity in such short-form merger. In connection therewith, Parent shall change its name to C$ cMoney, Inc., and the Bylaws of the Surviving Entity shall be the Bylaws of the surviving entity in such short-form merger until thereafter amended in accordance with Nevada Law.

6.9 C$ cMoney Shareholder Approval. Prior to the Closing, a majority of the issued and outstanding shares of C$ cMoney Common Stock shall have approved this Agreement, the Merger and the transaction contemplated hereby as required pursuant to applicable Law.

6.10 Notice of Developments. Each party will give prompt written notice to the others of: (a) any adverse development causing a breach of any of its own representations and warranties contained herein; and (b) any fact, condition or change that such party reasonably believes, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect.

ARTICLE VII

INDEMNIFICATION

7.1 Survival; Timing of Claims. The representations and warranties of Parent, Merger Sub, Parent Shareholder and C$ cMoney contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for an additional six month period immediately subsequent to the Closing. Any and all claims for indemnification pursuant to Section 7.2 must be made in writing on or before the end of such six month period for indemnification to be available therefor.

7.2 Indemnification.

(a) Subject to the provisions of this Article VII, Parent Shareholder hereby agrees to indemnify and hold harmless C$ cMoney and its successors hereunder and, as applicable, their officers, directors, agents and representatives (each, a “C$ cMoney Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Damages”) relating to or arising out of a breach of any representation, warranty or covenant provided by Parent, Merger Sub and/or Parent Shareholder hereunder.

(b) Subject to the provisions of this Article VII, C$ cMoney hereby agrees to indemnify and hold harmless Parent Shareholder from and against any and all Damages relating to or arising out of a breach of any representation, warranty or covenant provided by C$ cMoney hereunder.

7.3 Sole Remedy. The parties acknowledge and agree that, in lieu of any other rights and remedies to which they would otherwise be entitled, the rights of the parties under this Article VI shall be the sole and exclusive remedy of the parties for any and all breaches of the representations, warranties and covenants of the parties set forth herein or for any other liability or obligation of the parties arising out of this Agreement or the transactions contemplated hereby; provided, however: (a) the foregoing shall not apply in the case of a party seeking injunctive relief; and (b) no party shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent: (i) such rights, claims, causes of action or remedies may not be waived under applicable Laws; or (ii) fraud or intentional misrepresentation is proven on the part of a party by another party hereto.

7.4 Mitigation. The parties shall use all commercially reasonable efforts and shall consult and cooperate with each other with a view towards mitigating any Damages that may give rise to claims for indemnification under this Article VII. Without limiting the generality of the foregoing, the Indemnified Party shall use commercially reasonable efforts to recover any Damages by exhausting any available remedies against insurers and other third parties.

7.5 Waiver of Damage. In no event shall any party be liable to any other party for punitive, exemplary, special, incidental or consequential damages or the like, including damages for loss of revenue, loss of profits, business interruption, cost of capital or loss of business reputation or opportunity, relating to any claim arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort, strict liability or any other legal or equitable principle, other than indemnification of amounts paid or payable to third parties in respect of any third party claim for which indemnification is required hereunder.

7.6 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification hereunder based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, by the party seeking indemnification with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.

ARTICLE VIII

MISCELLANEOUS

8.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their heirs, personal representatives and permitted successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

8.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. A facsimile or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.

8.3 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given: (a) when hand delivered to the other party; (b) upon receipt, when sent via email delivery of a “.pdf” format data file to the appropriate party at the email address set forth below; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 8.3, by giving the other party written notice of the new address in the manner set forth above.

If to Parent or the Surviving Entity:Tim C. DeHerrera

with a copy (which shall not constitute notice) to:	If to C$ cMoney: C$ cMoney, Inc 1001 Fannin, Ste 270 Houston, TX 77002

with a copy (which shall not constitute notice) to:	W. Austin Barsalou Barsalou & Associates, P.C. 270 First City Tower 1001 Fannin Street Houston, TX 77002

8.4 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by all parties to this Agreement and making specific reference to this Agreement. Provided however, that upon the deposit into escrow of the stock purchase price contemplated by the Stock Purchase Agreements, C$ cMoney may adjust or restructure this merger agreement as necessary to accomplish its underlying purpose.

8.5 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

8.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Texas, without reference to its choice of law rules.

8.7 Reserved.

8.8 No Third Party Beneficiaries. This Agreement is made and entered into for the sole benefit of the parties hereto, and their permitted successors, assigns, heirs and personal representatives, and except for the provisions of Article VII to the extent they relate to the Parent Indemnified Parties or the C$ cMoney Indemnified Parties, no other Person shall have any right or action under this Agreement.

8.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof. No party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

8.10 Waivers. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver by such party of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver by such party of the performance of any other act or an identical act required to be performed at a later date. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

8.11 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and the language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No rules of strict construction will be applied against any party.

8.12 Expenses. Each party shall bear and pay all Transaction Expenses and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

8.13 Construction. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender (or the neuter) shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.14 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own counsel with respect to this Agreement and the transactions contemplated hereby before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their counsel.

8.15 Conditions Precedent to Closing. C$ Money’s obligations hereunder are expressly conditioned and contingent upon the satisfaction of the terms, conditions, representations, warranties, and stock transfers contained and described in the Letter of Intent, dated March 17, 2010, attached to this Agreement as Exhibit “A”.

[Signatures begin on next page.]

IN WITNESS THEREOF, this Agreement and Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

C$ cMONEY, INC., a Delaware corporation

By:                        /s/ Jennifer Pharris
---------------------------
Jennifer Pharris

President & CEO
BONFIRE PRODUCTIONS, INC., a Nevada corporation

By:                        /s/ Tim C. DeHerrera
-----------------------------
Tim C. DeHerrera

President

C$ cMONEY ACQUISITION, INC., a Delaware corporation

By:                          /s/ Tim C. DeHerrera
--------------------------------
Tim C. DeHerrera President

                             /s/ Tim C. DeHerrera
--------------------------------
Tim C. DeHerrera President

Letter of Intent

This letter of intent (“LOI”) shall evidence an understanding between  cMoney, Inc. (“Buyer”),  Tim C. DeHerrera and Christian Samual Group, Inc. (hereinafter referred to as “Seller” whether one or more) and Bonfire Productions, Inc. (“Company”), as of March 17, 2010, as follows:

1.           Terms. Buyer, including certain non-affiliates, agrees to purchase from Seller 63,990,161 shares (98.4% of the outstanding shares) of the Company’s common stock for the purchase price of $350,000 (the “Purchase Price”).  Seller represents that Seller is the owner of such shares.  Closing documents shall include an Affiliate Stock Purchase Agreement and Non-Affiliate Stock Purchase Agreements as well as an Escrow Agreement and Release and Disbursement Instructions. Buyer’s purchase of the Company’s common stock shares (the “Transaction) in exchange for the Purchase Price hereunder shall be subject to Buyer’s reasonable review and approval (the “Review”) of the documentation (the “Documentation”), which may be demonstrated in hard copy or electronic format, set forth in section 3 of the LOI.

2.           Payment of Purchase Price.  The Purchase Price consists of the deposit of $70,000.00, as discussed in Paragraph 3(b) below, and the balance of $280,000, to be paid at closing on or before April 30, 2010.  Upon receipt of the first stage of funding from Kodiak Capital, LLC, Buyer will transfer the balance of the Purchase Price into the escrow account designated for this transaction, which is Richard P. Greene Business and Legal Support, Inc., (“Escrow Agent”), in their capacity as escrow agent, pursuant to the Escrow Agreement, between Escrow Agent, Buyer and Seller.  On or before the Closing Date the Seller shall deliver 63,990,161 shares (98.4% of the outstanding shares) of the common stock and stock powers endorsed with signatures medallion guaranteed where required and, if required, corporate resolutions. The Seller warrants that the current controlling shareholders of the Company (the “Current Controlling Shareholders”) understand that at the Closing Date the officers and directors of the Company shall resign, to be replaced by designees of the Buyer, and that all books and records of the Company and other information reasonably requested by the Buyer shall be turned over to the Buyer.

3.           Terms of the Transaction

(a)
Review of the Company by the Buyer will entail review of the following Documentation: (i) satisfactory representations and warrants by the Current Controlling Shareholders of the satisfactory financial condition of the Company, including that it has no outstanding debts or liabilities except as otherwise disclosed herein; (ii) the full and complete indemnification by the Current Controlling Shareholders with respect to any such outstanding debts or liabilities of the Seller; (iii) the Company having no more than 65,033,320 common shares issued and outstanding as of the Closing Date, with no other securities convertible into or exercisable for common stock; (iv) the production of a certified shareholder list of the Company; (v) evidence that the Company is in good standing in the state of Nevada; (vi) evidence that the Company is clear for trading on the Pink Sheets with at least two market makers and a valid trading symbol and other reasonable information requested by the Buyer in order to prepare reviewed financial statements to bring the Company current for two quarters (two 10Q filings); and (vii) such additional documents as may be reasonably requested by Buyer to confirm the accuracy of the representations and warranties contained in the LOI and its exhibits. The Company will then file a 15c211 to become fully listed on the OTC Bulletin Board. Twenty Five Thousand ($25,000) of the cost of the Company shall be allocated to cover costs of re-listing on the OTC Bulletin Board, pay the Transfer Agent and 10Q filings.

(b)
Immediately upon execution of this LOI the Buyer authorizes the immediate release of $70,000 (the “Deposit”) to Christian Samual Group Inc.  In the event the Closing does not conclude on or before April 30, 2010, the Seller shall have the absolute right to sell the Company to another purchaser but will not do so prior to such date.  At Closing, the deposit will be credited towards the total Purchase Price.

(c)	At Closing, the Seller will execute an Agreement (the “Stock Purchase Agreement”) and Buyer will wire the remaining Purchase Price into the account of Escrow Agent.

(d)
Closing shall be on the day of execution of the Stock Purchase Agreement at which time the funds, less expenses, will be released by Escrow Agent for the delivery to the Seller of the Shares, duly endorsed in blank with signatures medallion guaranteed where required and, if required, corporate resolutions.

4.           Confidentiality. Each of the parties understands that this LOI and the terms hereof are confidential and shall not be disclosed to any third party without the express written consent of the other party.

5.           Indemnification. The Seller will indemnify and hold harmless the Buyer and its officers, directors and affiliates for any and all liability that arises from the acts or omissions of the Company, its officers, directors and affiliates. The Buyer will indemnify and hold harmless the Seller and its officers, directors and affiliates for any and all liability that arises from the acts or omissions of the Buyer and its officers, directors and affiliates. For the purposes of this paragraph, the term “liability” includes all reasonable costs of defending any legal action, including but not limited to attorneys' fees. This provision shall be enforced to the maximum extent allowed under the corporate law of Texas.

6.           Financing from Kodiak Capital Group, LLC.   The obligations of the Buyer to purchase the Seller’s shares under this Letter of Intent are contingent upon the payment of the Purchase Price by Kodiak Capital Group, LLC into escrow with Richard P. Greene Business and Legal Support, Inc., (“Escrow Agent”), in its capacity as escrow agent, pursuant to an escrow agreement, between Escrow Agent, the Seller, the Buyer and the Company.  As of the execution hereof, $70,000 shall be immediately disbursed and deemed non-refundable to Christian Samual Group.  The balance of the Kodiak payment into escrow will be paid by the Escrow Agent to the Seller at the Closing.  The Company shall use all commercially reasonable efforts to conclude the merger described above within thirty (30) days of the date this Letter of Intent is signed.

7.           Cooperation with Buyer in Securities Filings.  The Seller and the Company will cooperate with Buyer in the submission of such securities filings as required to effectuate this transaction.

8.           Miscellaneous.

(a)	The representations and warranties contained herein and attached hereto as Exhibit “A”, shall be true and accurate as of the date hereof and as of the Closing Date.

(b)	This LOI may not be modified or amended except in writing signed by all parties.

(c)	This LOI shall be governed by and interpreted under the laws of the State of Texas.

(d)	This Agreement is legally binding, including signatures received electronically or faxed.

(e)	This LOI is Null and Void if not executed on or before March 17, 2010.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing this letter Agreement in the space provided below, effective as of the date first mentioned above.

SELLER:

/s/ Tim C. DeHerrera                                                                                                           /s/ Scott Meier
----------------------------------------------                                                                           By: -----------------------------------------------------
Tim C. DeHerrera, as President and                                                                                  Scott Meier, President
Controlling Shareholder of                                                                                                Christian Samual Group, Inc.
Bonfire Productions, Inc.

BUYER:

cMoney, Inc.

By:           /s/ Jennifer Pharris
------------------------------------------
     Jennifer Pharris, President

EXHIBIT “A”

REPRESENTATIONS AND WARRANTIES

Except as previously disclosed in writing to Buyer by the Company, or as disclosed on the Company's SEC Documents, the Company represents and warrants to the Buyer that:

(A) ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, USA and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. Both the Company and the companies it owns or controls (“Subsidiaries”) are duly qualified to do business and are in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Equity Line Transaction Documents (as defined in Section 1 and 4(B), below).

(B) RESERVED.

(C) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock with no par value per share, of which as of the date hereof, 65,033,320 shares are issued and outstanding.

Except as disclosed in the Company's publicly available filings with the SEC:

(I)	No shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company;

(II)	There are no outstanding debt securities;

(III)
There are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries;

(IV)
There are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement);

(V)
There are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries;

(VI)
There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the transactions described in this Agreement; (VII) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (VIII) there is no dispute as to the classification of any shares of the Company's capital stock.

The Company has furnished to the Buyer, or the Buyer has had access through EDGAR to, true and correct copies of the Company's Amended and Restated Certificate of Incorporation, as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

(E) NO CONFLICTS. The consummation of the transactions contemplated hereby will not: (I) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws; or (II) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or to the Company's knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 4(e), neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have or constitute a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act or any securities laws of any states, to the Company's knowledge, the Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement as outlined in the Registration Rights Agreement between the Parties) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Equity Line Transaction Documents in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. Except as disclosed in Schedule 4(e), the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

(F) SEC DOCUMENTS; FINANCIAL STATEMENTS. Other than two late quarterly reports, as of the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyer or its representatives, or they have had access through EDGAR to, true and complete copies of the SEC Documents. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, by a firm that is a member of the Public Companies Accounting Oversight Board ("PCAOB") consistently applied, during the periods involved (except (I) as may be otherwise indicated in such financial statements or the notes thereto, or (II) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents, including, without limitation, information referred to in Section 4(D) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyer with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Buyer by the Company or its Subsidiaries or any of their officers, directors, employees or agents prior to any Closing Date shall be publicly disclosed by the Company prior to such Closing Date.

(G) ABSENCE OF CERTAIN CHANGES. Except as otherwise set forth in the SEC Documents, the Company does not intend to change the business operations of the Company in any material way. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

(H) ABSENCE OF LITIGATION AND/OR REGULATORY PROCEEDINGS. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a Material Adverse Effect.

(I) ACKNOWLEDGMENT REGARDING BUYER'S PURCHASE OF SHARES. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of an arm's length purchaser with respect to the transactions contemplated hereby and thereby.

(J) NO UNDISCLOSED EVENTS, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES. Except as set forth in the SEC Documents, as of the date hereof, no event, liability, development or circumstance has occurred or exists, or to the Company's knowledge is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, assets, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(K) EMPLOYEE RELATIONS. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that relations with their employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company's employ or otherwise terminate such officer's employment with the Company.

(L) INTELLECTUAL PROPERTY RIGHTS. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth in the SEC Documents, none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth in the SEC Documents, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

(M) ENVIRONMENTAL LAWS. The Company and its Subsidiaries (I) are, to the knowledge of the management and directors of the Company and its Subsidiaries, in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"); (II) have, to the knowledge of the management and directors of the Company, received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (III) are in compliance, to the knowledge of the  management and directors of the Company, with all terms and conditions of any such permit, license or approval where, in each of the three (3) foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

(N) TITLE. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(O) INSURANCE. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and neither the Company nor its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(P) REGULATORY PERMITS. The Company and any Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from the appropriate federal, state, local or foreign regulatory authorities and comparable foreign regulatory agencies, necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits which if not obtained, or such revocations or modifications which, would not have a Material Adverse Effect.

(Q) INTERNAL ACCOUNTING CONTROLS. The Company and any of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (I) transactions are executed in accordance with management's general or specific authorizations; (II) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles by a firm with membership to the PCAOB and to maintain asset accountability; (III) access to assets is permitted only in accordance with management's general or specific authorization; and (IV) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(R) NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

(S) TAX STATUS. The Company and any its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(T) CERTAIN TRANSACTIONS. Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from disinterested third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(U) NO BROKERS, FINDERS OR FINANCIAL ADVISORY FEES OR COMMISSIONS.  No brokers, finders or financial advisory fees or commissions will be payable by the Seller, the Company, its agents or Subsidiaries, with respect to the transactions contemplated by this Agreement, except as otherwise disclosed in writing to the Buyer.